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                                                                     EXHIBIT 3.6

                           CERTIFICATE OF AMENDMENT
                                      OF
                     RESTATED CERTIFICATE OF INCORPORATION
                        ARCH COMMUNICATIONS GROUP, INC.

     Arch Communications Group, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

     By written action of the Board of Directors of the Corporation, dated _____ _______, 1998, the Board of Directors duly adopted resolutions pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation of the Corporation, as amended by a Certificate of Designation dated October 13, 1995 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series B Junior Participating Preferred Stock (the "Series B Certificate of Designation") and a Certificate of Designation dated June 29, 1998 stating the designation and number of shares, and fixing the relative rights, preferences and limitations, of the Corporation's Series C Convertible Preferred Stock (as so amended, the "Restored Certificate of Incorporation), and declaring such amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a duly convened meeting of stockholders.

     The resolution setting forth the amendment is as follows:

RESOLVED:      That the following paragraph be inserted prior to the first
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               paragraph of Article FOURTH of the Restated Certificate of
               Incorporation:

                    "That upon the filing date of the Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation (the "Effective Date"), a [one-for __] reverse split of the Corporation's Common Stock (as defined below) shall become effective, such that each __ shares of Common Stock outstanding and held of record by each

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               stockholder of the Corporation (including treasury shares)
               immediately prior to the Effective Date shall represent one share of Common Stock from and after the Effective Date."

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer and attested by its Secretary this ___ day of ________________, 1998.


                                        ARCH COMMUNICATIONS GROUP, INC.


                                        By: ________________________________
                                            C. Edward Baker, Jr.
                                            Chairman of the Board
                                             and Chief Executive Officer

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